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                       SECURITIES AND EXCHANGE COMMISSION



                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                       Securities and Exchange Commission

        Date of Report (Date of earliest event reported): March 20, 1998

          Continental Circuits Corp. (now known as Hadco Phoenix, Inc.)
             (Exact name of Registrant as specified in its charter)

              DELAWARE                        000-25554                        86-0267198
              --------                        ---------                        ----------
   (State or other jurisdiction of     (Commission File Number)     (IRS Employer Identification No.)
            Incorporation



                    3502 East Roeser Road, Phoenix, AZ 85040
                ------------------------------------------------
                    (Address of principal executive offices)


                                 (602) 268-3461
            --------------------------------------------------------
               Registrant's telephone number, including area code



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Item 1.  CHANGES IN CONTROL OF REGISTRANT

     Pursuant to the terms of a previously reported Agreement and Plan for Merger dated as of February 16, 1998 (the "Merger Agreement") among Continental Circuits Corp. (the "Company"), Hadco Corporation, a Massachusetts corporation ("Parent") and Hadco Acquisition Corp. II, a Delaware Corporation and a direct wholly owned subsidiary of Parent ("Purchaser"), on March 20, 1998, Purchaser accepted for payment 7,276,708 shares (including 90,427 shares tendered pursuant to guaranteed delivery procedures) of common stock, par value $.01 per share of the Company, at a purchase price of $23.90 per share, pursuant to Purchaser's tender offer (the "Offer").

     In addition, on March 20, 1998, a Certificate of Ownership and Merger was filed with the Delaware Secretary of State resulting in the merger of Purchaser with and into the Company (the "Merger") with the Company surviving the Merger as a wholly-owned subsidiary of Parent. The Company was renamed Hadco Phoenix, Inc. Pursuant to the Merger Agreement, holders of the Company's common stock immediately prior to the effective time of the Merger (other than shares owned by the Parent, the Purchaser, the Company or any of their respective subsidiaries, or shareholders who properly perfect appraisal rights in accordance with Section 262 of the Delaware General Corporation Law, as amended) are entitled to receive $23.90 in cash for each share of the Company's common stock previously held by them.

     The purchase price for the shares of the Company acquired in the Offer and pursuant to the Merger Agreement was determined by arms-length negotiation between the Parent and the Company and was funded by a $400 million senior revolving credit facility, among the Parent, the banks thereto, and BankBoston, N.A., Individually and as Agent.

     Pursuant to the Merger Agreement, all of the Company's directors have resigned from the Company's Board of Directors and have been replaced by Parent's designee.


Item 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         See Item 1. above

Item 7.    FINANCIAL STATEMENTS AND EXHIBITS

     (c)   Exhibits

     99.1  Press Release dated March 20, 1998 issued by Parent.




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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              CONTINENTAL CIRCUITS CORP.
                                              (Now known as Hadco Phoenix, Inc.)



Dated:  March 26, 1998                        By:  /s/ Timothy P. Losik
                                                   --------------------
                                                   Timothy P. Losik
                                                   Chief Financial Officer